UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
SILVER WHEATON CORP.
(Exact name of Registrant as specified in its charter)

Ontario	Not Applicable

(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Burrard Street, Suite 1550
Vancouver, British Columbia, CANADA	V6C 3L6

(Address of principal executive officers)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Shares, no par value	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.     ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.     ☐
Securities Act registration statement file number to which this form relates:                                          (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

Item 1.     Description of Registrant’s Securities to be Registered.
     The authorized capital of the Registrant consists of an unlimited number of Common Shares without par value. As of April 25, 2006, the Registrant had 220,040,132 Common Shares issued and outstanding. Holders of Common Shares are entitled (i) to receive ratable dividends from funds legally available for distribution when and if declared by the Board of Directors; (ii) to share ratably in all of the Registrant’s assets available for distribution upon liquidation or winding up of the Registrant; and (iii) to one vote for each share held of record on each matter submitted to a vote of shareholders. Each holder of Common Shares is entitled to receive notice of and to attend all meetings of shareholders of the Registrant. The Common Shares do not have cumulative voting, pre-emptive, purchase or conversion rights. There are no sinking fund provisions in relation to the Common Shares and they are not liable to further calls or to assessment by the Registrant. Provisions as to the modifications, amendments or variations of such rights or such provisions are contained in the Business Corporations Act (Ontario).
     There are no restrictions on the repurchase or redemption of the Common Shares by the Registrant provided that such purchase or redemption is either made through a stock exchange, from a bona fide employee of the Registrant or an affiliate or his personal representative, or is under an offer to purchase pro rata made to every holder or is required to be made pursuant to the Business Corporations Act (Ontario) upon exercise by the holder of certain dissent provisions or shareholders remedies set out therein, and provided further that the Registrant is not insolvent at the time of such repurchase or redemption nor would be made insolvent by such action.
     The Registrant is limited in its ability to pay dividends on its Common Shares by limitations under the Business Corporations Act (Ontario) relating to the sufficiency of profits from which dividends may be paid.
     Pursuant to applicable provisions of the Business Corporations Act (Ontario), no right or special right attached to shares issued by the Registrant may be prejudiced, altered or otherwise interfered with unless the members of the class of shareholders affected consent to such action by a separate resolution of the members of the class adopted by at least a majority of 66-2/3% of the votes cast with respect to the resolution.
Item 2.     Exhibits.
Not applicable.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

SILVER WHEATON CORP.
By:	/s/ Nolan Watson
	Name:	Nolan Watson
	Title:	Chief Financial Officer

Dated: May 5, 2006